UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 21, 2006
GLOBAL LOGISTICS ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32735	43-2089172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
330 Madison Avenue, Sixth Floor
New York, NY 10017
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (646) 495-5155
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On February 21, 2006, Global Logistics Acquisition Corporation (the “Company”) closed its initial public offering (“IPO”) of 10,000,000 Units (“Units”). Each Unit consists of one share of the Company’s Common Stock, $.0001 par value per share (“Common Stock”), and one Warrant (“IPO Warrant”), each to purchase one share of the Company’s Common Stock at $6.00 per share. The Units were sold at an offering price of $8.00 per Unit, generating gross proceeds of $80 million and net proceeds of approximately $73.6 million, after deducting underwriting discounts and commissions. Approximately $2.4 million of the total amount of the underwriting discounts and commissions has been deferred, and has been deposited in the Company’s trust account, which will be distributed in accordance with the underwriting agreement and the trust account agreement.
Concurrent with the closing of the IPO, the initial stockholders of the Company collectively purchased 2,272,727 warrants (“Initial Stockholder Warrants”), each to purchase one share of the Company’s Common Stock at $6.00 per share (the “Initial Stockholder Warrant Purchase”). The Initial Stockholder Warrants were sold at an offering price of $1.10 per Initial Stockholder Warrant, generating gross proceeds of $2.5 million for the Company, which was deposited in the Company’s trust account.
Approximately $76.8 million of the proceeds from the IPO and the Initial Stockholder Warrant Purchase has been deposited in the Company’s trust account.
The financial statements as of February 21, 2006 reflecting receipt of the proceeds received by the Company upon consummation of the IPO and the Initial Stockholder Warrant Purchase have been issued by the Company and have been audited by Eisner LLP and are included as Exhibit 99.2 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
     (a) Not applicable.
     (b) Not applicable.
     (c) Exhibits.

Exhibit No.	Description

99.1	Audited Financial Statements

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2006	GLOBAL LOGISTICS ACQUISITION CORPORATION
	By:	/s/ Gregory E. Burns
Gregory E. Burns, CFA
Chief Executive Officers and President